EXHIBIT 10.8

November 18, 2025

Anthony DiSilvestro

Via email: [***]

Dear Anthony:

Congratulations, we are pleased to extend you this offer of employment to join Keurig Dr Pepper ("the Company")! You will be joining our company at an exciting time. We are recognized as an industry leader for our award-winning beverages, innovative brewing technology and socially responsible business practices. We are also excited about the planned transformational acquisition of JDE Peet’s and subsequent separation into two new companies: Global Coffee Co and Beverage Co. We are glad that you are joining us to add your skills, experiences and creative ideas to the team.

We hope you will accept our offer to join the organization in the role of Chief Financial Officer reporting to Tim Cofer, CEO.

The details of this offer are outlined below, and we ask that all compensation matters be kept confidential until subject to public disclosure.

Base Salary: Your base salary of $1,000,000 will be paid in bi-weekly installments, consistent with the payroll schedule in place for all active employees. Any merit increase will be based upon evaluation of overall performance against your position accountabilities and objectives. Please note that by stating your salary as an annual amount, the Company does not intend to create a contract of employment or otherwise alter the "at-will" status of your employment.

Short Term Incentive Program: You are eligible to participate in the Company's Short Term Incentive Program (STIP) in accordance with the terms in effect at the time of a payout. The target award is 100% of your base salary. Payments will be pro-rated during the first year based on your actual start date and in your last year based on your termination date, and payable at a date consistent with other plan participants. The program's annual performance metrics will be based on achievement of specific financial targets set by the Company, as determined by the Company in its sole discretion. The Company may modify and/or eliminate the Short Term Incentive Program or any other incentive program at any time in its sole discretion.

One-Time Long Term Incentive (LTI) Award: You will receive a one-time LTI award of $8,000,000. The award will be granted within thirty days of your start date. This award will be issued as Restricted Stock Units (RSUs), the number of which will be calculated by dividing the grant value by the closing stock price on the grant date. The award will vest 67% on the two year anniversary of the grant date, and the remaining 33% on the three year anniversary of the grant date, and the vesting of both portions of the award will continue in the event of your termination of service without cause (including in connection with the separation of Beverage Co and Global Coffee Co) or your resignation for good reason. The award will be subject to terms and conditions set forth in the grant agreement.

Annual Long Term Incentive (LTI) Program: You will not be eligible to participate in the Company’s annual LTI program.

Waiver of Severance Benefits: Your employment is anticipated to be terminated at a date to be agreed at or around the full separation of Beverage Co and Global Coffee Co (anticipated by late 2026/ early 2027). Upon your termination, regardless of the reason, you will not be eligible for any severance benefits under the Executive Severance Plan and your signature below waives any rights you might have otherwise had under the Plan.

Benefits: You will be eligible to participate in the Company's Benefit Plans for Salaried Employees including medical, dental and vision plans, short-term and long-term disability programs, life insurance, savings and retirement plans. Details of our various plans will be provided to you in your new hire packet and during your orientation. The Company reviews its benefits and incentive plans and programs periodically, and those plans and programs are subject to change at the Company’s sole discretion.

Work Location: You will be expected to have a primary office location in the Burlington, MA headquarters location. You will be expected to travel to other locations as required for business purposes and will be reimbursed per Company policy for business-related travel expenses.

Start Date: We anticipate your start date to be on or around November 24, 2025.

Other Terms and Conditions:
The Company requires its employees to honor their valid legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to the Company should you leave our employ). Therefore, as a condition of your employment by the Company, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; you must not reveal to the Company or any of our employees or use on the Company’s behalf any such information; and you must comply with any other valid contractual obligations owed to previous employers.

This offer is contingent upon satisfactory completion of a background investigation, which has been completed.

As a condition of employment, the Company is required under current federal regulations to certify the legal status of all employees. Your employment at the Company is contingent upon presenting and maintaining authorization to work in the United States. Therefore, on your first day of employment, you must provide documentation proving both your identity and authorization to work in the United States.

Your employment with the Company is on an “at will” basis, meaning that, just as you are free to resign at any time, with or without any reason, and with or without prior notice, the Company is free to end your employment at any time, with or without cause or any reason, and with or without prior notice. Although your employment will be at-will, it is our hope that your acceptance of this offer will be just the beginning of a mutually beneficial relationship with the Company.

This offer should be confirmed by November 21, 2025 by signing below.

We look forward to you joining our team!

/s/ Tim Cofer_______________________________
Tim Cofer
Chief Executive Officer

/s/ Anthony DiSilvestro________________________    11/21/25___________
Anthony DiSilvestro    Date